Exhibit 99.1

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FOR MORE INFORMATION CONTACT:
Bob Meldrum	Carole Curtin
Media Relations	Investor Relations
(303) 566-1354	(303) 542-4441
bob.meldrum@twtelecom.com	ir@twtelecom.com

Time Warner Telecom Announces Credit Facility Amendment

— Company achieves greater flexibility under covenants —

LITTLETON, Colorado – October 28, 2002 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leader in providing metro and regional optical broadband networks and services to business customers, today announced that it has successfully negotiated an amendment to its bank credit facility. The Company, among other things, relaxed the consolidated leverage and interest coverage ratios and reduced the total availability by 20% to $800 million. In addition, the interest rate spread increased by 75 basis points on portions of the facility. In conjunction with the amendment, the Company intends to increase its net borrowings by $170 million, while retaining $380 million of undrawn funding.

“Our solid operating history and credible business plan allowed us to gain additional covenant flexibility under our secured credit facility,” said David Rayner, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “Although we expected to meet future covenant requirements, we requested this amendment to provide additional flexibility to our operations and to remove any question as to the availability of our undrawn credit lines. By eliminating excess capacity, we are lowering our overall net interest expense related to this facility.”

Time Warner Telecom has been a leader in its sector, including its focus on return on investment, positive cash flow and liquidity. “While others in the industry are capital constrained or worse, our expected liquidity position allows us to continue to deploy infrastructure to serve our customers,” said Rayner. “As our business plan is fully funded, we are not distracted by liquidity concerns. Our time is devoted to running the business and providing excellent service to our customers.”

A copy of the amendment will be filed on form 8-K with the SEC.

Time Warner Telecom invites you to join its webcast of the Company’s third quarter results on Wednesday, October 30, at 9:00 a.m. MT and 11:00 a.m. ET. To access the webcast go to www.twtelecom.com.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., delivers “last-mile” broadband data, dedicated Internet access and voice services for businesses. Time Warner Telecom Inc., one of the country’s premier competitive telecom carriers, delivers fast, powerful and flexible facilities-based metro and regional optical networks to large and medium customers. Please visit www.twtelecom.com for more information.

The statements in this press release concerning the outlook for funding and covenant compliance are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.